Exhibit 99.1

NEWS RELEASE	Company Contacts:
For Immediate Distribution	Jackie Cossmon: (408) 773-7600
E-Mail: ir@visx.com

VISX Net Income Increases 25% on 17% Revenue Growth

SANTA CLARA, CALIFORNIA, April 26, 2005 – VISX, Incorporated (NYSE Symbol: EYE) announced today financial results for the first quarter ended March 31, 2005.

Total revenues increased 17 percent to $51,339,000 from $43,805,000 in the first quarter of 2004, reflecting growth in all VISX product areas.

Net income increased 25 percent to $14,679,000, or $0.28 per diluted share, compared with net income of $11,756,000, or $0.23 per diluted share, in the first quarter of 2004. Net income in the first quarter of 2005 was reduced by approximately $650,000 of merger related expenses that negatively impacted earnings per share by approximately $0.01.

Highlights of the First Quarter of 2005:

•	License and other revenues increased 16 percent over the first quarter of last year, reflecting both market growth and continuing strong conversion to CustomVue procedures.

•	Strong demand for the VISX STAR Laser System drove system revenues growth of 26 percent from Q1 2004.

•	Operating margins rose to 45 percent of sales compared with 44 percent in the first quarter of 2004.

•	VISX generated cash from operations of $20,773,000, bringing cash and equivalents at the end of the quarter to $160,437,000.

Liz Dávila, VISX chairman and CEO, stated, “Our 17 percent increase in total revenue follows a strong first quarter last year. In addition to continued growth in both procedures and CustomVue mix, which drives our license revenues higher, we are very pleased to report strong sales of the VISX STAR laser. Laser sales have exceeded our expectations in each of the past two quarters, and we have increased production. Strong demand worldwide for lasers is a healthy sign that doctors are excited about the laser vision correction market opportunity.”

Dávila continued, “Our recent new product introductions, which include Fourier software, CustomVue hyperopia, CustomVue mixed astigmatism, and Iris Registration, are also driving conversion to

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CustomVue procedures. We believe these are truly exciting times for VISX and we are looking forward to joining forces with AMO to expand further our market opportunities and breadth of products for the refractive surgeon.”

New Product Introductions:

VISX introduced two new products in the first quarter 2005: CustomVue mixed astigmatism and Iris Registration. This follows the introduction of Fourier software and CustomVue hyperopia in the latter half of 2004.

With the introduction of CustomVue mixed astigmatism, VISX is now the only U.S. provider to offer wavefront driven treatments for all forms of astigmatism. The Company’s new Iris Registration product is the first fully automated method of aligning and registering wavefront corrections for CustomVue treatments. It is designed to replace the current means of registration, which involves manual marking of the eye to assess rotational movement.

ASCRS Highlights:

At the recent American Society of Cataract and Refractive Surgeons meeting (ASCRS), data were presented by world-recognized ophthalmologists on VISX products and technological advancements.

Over 700 ophthalmologists attended the Eye World-supported Refractive Surgery Symposium (RSS), an adjunct event to the ASCRS. Noted ophthalmologists presented data on the benefits of VISX’s latest technology. In one of the presentations, Steven Schallhorn, M.D., director of cornea and refractive surgery, Navy Medical Center, San Diego, presented data showing the statistically significant benefits of wavefront driven procedures compared with standard procedures. Julian Stevens, M.D., consultant ophthalmologist, Moorfields Eye Hospital, London, reported further improvements in patient outcomes through the use of Iris Registration.

Also at the RSS, Colman Kraff, M.D., a VISX principal investigator at the Kraff Eye Institute, and clinical instructor, Northwestern University Medical School, presented data showing positive results for patients treated in our CustomVue presbyopia U.S. clinical trial. W. Bruce Jackson, M.D., chairman, Department of Ophthalmology, University of Ottawa, also presented longer-term data showing positive benefits of a more extensive group of patients that he has treated with CustomVue presbyopia.

VISX and Advanced Medical Optics Merger Update:

On April 25, 2005, VISX and Advanced Medical Optics, Inc. [NYSE: AVO] announced that they have selected May 26, 2005, as the date for their special meetings of stockholders concerning their planned merger. (AMO’s annual meeting of stockholders will also be held on this date.) The joint proxy statement/prospectus will be mailed to stockholders of AMO and VISX on or about April 27, 2005. Stockholders of record as of the close of business on April 14, 2005, of both companies will be entitled to vote at the special meetings. The transaction is expected to close shortly after the May 26, 2005, stockholders’ meetings.

Additional Information and Where You Can Find It:

AMO has filed a Registration Statement on Form S-4 with the SEC that includes a joint proxy

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statement/prospectus of VISX and AMO and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of VISX and AMO. Investors and security holders of VISX and AMO are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about VISX, AMO and the proposed transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by VISX or AMO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by VISX by contacting VISX Investor Relations at ir@visx.com or via telephone at (408) 773-7600. Investors and security holders may obtain free copies of the documents filed with the SEC by AMO at www.amo-inc.com or via telephone at (714) 247-8348. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

AMO and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VISX and AMO in favor of the proposed transaction. Information about the directors and executive officers of AMO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

VISX and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AMO and VISX in favor of the proposed transaction. Information about the directors and executive officers of VISX and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

About CustomVue Laser Vision Correction:

CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person’s visual error is unique and can now be captured through the use of the VISX WaveScan system. The information is digitally recorded, transferred to the VISX STAR Laser System and the CustomVue laser vision correction procedure is customized based on the specific refractive errors of the individual. With the new CustomVue product, ophthalmologists can correct aberrations, or imperfections, of the eye that previously were not measured. This means that custom technology has the potential to improve vision beyond correction with contacts and glasses.

About VISX:

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. The Company was founded in 1988 and received FDA approval for its first laser vision correction product in 1996. VISX holds over 200 patents worldwide and has licensed its technology to Alcon, Bausch & Lomb, LaserSight, Nidek, Schwind, Zeiss-Meditec, and WaveLight Technologies.

The VISX CustomVue procedure is a significant advancement in laser vision correction that enables customized corrections based on a comprehensive diagnostic measurement of the optical errors in the eye. Clinical trial results show that the CustomVue™ procedure has the potential to improve vision beyond the correction possible with contacts and glasses.

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In the United States alone there are 50 to 60 million eligible laser vision correction candidates who experience some form of nearsightedness, farsightedness, or astigmatism. VISX has a current effort underway to treat presbyopia, the condition that requires reading glasses with age, due to loss of accommodation for close work. Additional information on VISX can be found on the worldwide web at www.visx.com.

This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that joining forces with AMO will expand further our market opportunities and breadth of products for the refractive surgeon, that the VISX and AMO merger transaction is expected to close shortly after the special meeting date of May 26, 2005, that CustomVue offers the potential to improve vision beyond correction with contacts and glasses, that we anticipate launching CustomVue high myopia in the fall of 2005, that increased shipments of lasers will lead to higher license revenue which is a major source of profit for VISX, and that we expect to begin U.S. shipments of Iris Registration late in Q2, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share, and that there is uncertainty as to whether the transaction to merge with AMO will be completed. Further information on risk factors is contained in VISX’s most recent filings with the Securities and Exchange Commission, including VISX’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Registration Statement filed by AMO on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.

Editors’ Note: VISX, VISX STAR Laser System, VISX STAR, VISX WaveScan, WaveScan, and CustomVue are trademarks of VISX, Incorporated.

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VISX, Incorporated

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Three Months Ended
	3/31/2005	3/31/2004
	(unaudited)	(unaudited)
Revenues:
License and other revenues	$37,647	$32,487
System revenues	7,668	6,076
Service and parts revenues	6,024	5,242

Total revenues	51,339	43,805

Costs and Expenses:
Cost of license and other revenues	1,123	980
Cost of system revenues	7,154	5,291
Cost of service and parts revenues	4,262	3,598
Selling, general and administrative	10,510	9,757
Research, development and regulatory	5,172	5,044

Total costs and expenses	28,221	24,670

Income from operations	23,118	19,135

Interest and other income, net	890	328

Income before provision for income taxes	24,008	19,463
Provision for income taxes	9,329	7,707

Net income	$14,679	$11,756

Earnings per share
Basic	$0.29	$0.24

Diluted	$0.28	$0.23

Shares used for earnings per share
Basic	50,007	48,672

Diluted	51,749	50,433

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VISX, Incorporated

Condensed Consolidated Balance Sheets

(In thousands)

	3/31/2005	12/31/2004
	(unaudited)	(unaudited)
Cash, cash equivalents and short-term investments	$160,437	$138,408
Accounts receivable, net	34,965	31,584
Inventories	13,211	14,255
Other current assets	21,568	22,219

Current assets	230,181	206,466

Property and equipment, net	3,784	3,990
Long-term deferred tax and other assets	11,733	12,367

Total assets	$245,698	$222,823

Accounts payable	$6,537	$3,588
Accrued liabilities	44,277	40,579

Current liabilities	50,814	44,167

Stockholders’ equity	194,884	178,656

Total liabilities and stockholders’ equity	$245,698	$222,823

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VISX, Incorporated

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	3/31/2005	3/31/2004
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$14,679	$11,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,033	2,186
Provision for doubtful accounts receivable	234	85
Increase (decrease) in cash flows from changes in operating assets and liabilities:
Accounts receivable	(3,620)	(293)
Inventories	(1,575)	(1,319)
Deferred tax assets and prepaid expenses	(111)	4,272
Long-term deferred tax and other assets	493	985
Accounts payable	2,949	162
Accrued liabilities and other current liabilities	3,691	2,945

Net cash provided by operating activities	20,773	20,779

Cash flows from investing activities:
Capital expenditures	(313)	(540)
Purchases of available for sale securities	(24,650)	(18,094)
Proceeds from maturities of available for sale securities	5,181	2,705

Net cash used in investing activities	(19,782)	(15,929)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,843	2,476
Repurchases of common stock	—	(8,118)

Net cash provided by (used in) financing activities	1,843	(5,642)

Effect of exchange rate changes on cash and cash equivalents	(17)	8

Net increase (decrease) in cash and cash equivalents	2,817	(784)
Cash and cash equivalents, beginning of period	14,536	24,895

Cash and cash equivalents, end of period	$17,353	$24,111

Supplemental Cash Flow Information:
Cash paid for income taxes	$1,637	$959

Non-cash investing activities:
Inventory transferred to deferred costs under operating leases	$2,612	$1,203

— Questions and Answers to Follow —

VISX Q1 2005 Financial Results Press Release

Questions and Answers

1)	Q: What is the penetration of Fourier software installations in the U.S.?

A: Over 95 percent of our U.S. customers now have the Fourier product installed.

2)	Q: What is the level of interest for the Iris Registration product?

A: Iris Registration has been very well received by ophthalmologists. Orders have been strong, especially following the ASCRS where international ophthalmologists presented data on the benefits of Iris Registration as seen in their practices. We expect to begin U.S. shipments of Iris Registration late in Q2.

3)	Q: When do you anticipate the U.S. launch of CustomVue high myopia?

A: We are awaiting FDA approval to market and sell this product in the U.S. We currently estimate that we will launch CustomVue high myopia in the fall of 2005. We believe that approximately 10% of people having laser vision correction are in the high myopia range.

4)	Q: What portion of laser shipments were operating leases?

A: A little over half of the laser shipments in the quarter were sold under operating leases. From a cash flow perspective, this resulted in an outflow of approximately $2.6 million from inventory into long-term and short-term prepaid assets. The revenue and costs associated with these leases are recognized over the terms of the individual leases.

5)	Q: What contributed to the increase in service and parts revenues?

A: Service and parts revenues increased 15 percent over the first quarter last year. Service revenue fluctuates with procedure volume because the majority of our service revenues are based on a per procedure billing for laser service. In quarters when procedure volume is higher, which typically occurs in our first quarter, service and parts revenues are also likely to be higher. The increase in this quarter is also related to additional service contracts from WaveScan systems coming off warranty coverage.

6)	Q: Why did overall gross margin decline from Q1 2004?

A: The first quarter of 2005 had a relatively higher proportion of system revenues, on which we earn a low gross profit margin. As such, overall gross margins were at 76% compared with 77% in the first quarter of last year. We believe the increased shipments of lasers will lead to higher license revenue which is a major source of profit for VISX.

Our gross margins for the first quarter by product line were as follows:

Product Area	Q1 2005	Q1 2004
License and other revenues gross margins	97 percent	97 percent
System revenues gross margins	7 percent	13 percent
Service and parts revenues gross margins	29 percent	31 percent

7)	Q: Why was your tax rate lower than last year’s first quarter?

A: In the first quarter of 2005, two special circumstances impacted our tax rate.

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On the positive side, certain tax matters were concluded that enabled us to ensure that previously estimated tax reserves were no longer required. This served to reduce the effective tax rate in the quarter. On the negative side, no tax benefit was recorded for the $650,000 in merger-related expenses. This yielded a net tax rate of 38.9 percent which was slightly lower than our expected rate of approximately 40 percent.

8)	Q: What was the impact of merger-related expenses on EPS?

A: Merger-related expenses in Q1 2005 were approximately $650,000. No tax benefits were recorded on this expense. With 51,749,000 diluted shares outstanding, the $650,000 expense negatively impacted earnings by $0.01.

9)	Q: What were days sales outstanding (DSO) for the quarter?

A: Days sales outstanding were 61 days at the end of Q1 2005 versus 72 days at the end of Q4 2004 and 57 days at the end of Q1 2004.

10)	Q: Why did depreciation and amortization increase from Q1 2004?

A: The cost of equipment sold under operating leases is amortized to cost of sales over the term of the underlying leases. Sales of equipment under operating leases have increased over the past year, increasing the amount amortized to cost of sales.

11)	Q: Why have accounts payable increased?

A: The increased demand for lasers has resulted in increased orders for manufacturing materials. This has led to higher accounts payable balances which we believe are a normal result of increased demand for our products.

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